[LETTERHEAD OF VENABLE LLP]

December 22, 2015

iShares, Inc.

c/o State Street Bank and Trust Company

1 Iron Street CCB 1102

Boston, Massachusetts 02210

Re:	Registration Statement on Form N-1A:

1933 Act File No. 033-97598

1940 Act File No. 811-09102

Ladies and Gentlemen:

We have served as Maryland counsel to iShares, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company (the “Company”), in connection with certain matters of Maryland law arising out of the registration and issuance of an indefinite number of shares (the “Shares”) of common stock, par value $.001 per share (the “Common Stock”), of the Company classified and designated as the series listed on Schedule I hereto, covered by the above-referenced Registration Statement (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. Post-Effective Amendment No. 456 to the Registration Statement, substantially in the form transmitted to the Commission under the 1933 Act and the 1940 Act;

2. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5. Resolutions adopted by the Board of Directors of the Company (the “Resolutions”) relating to the authorization of the sale and issuance of the Shares at net asset value in a continuous public offering, certified as of the date hereof by an officer of the Company;

6. A certificate executed by an officer of the Company, dated as of the date hereof; and

7. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. Upon any issuance of Shares, the total number of shares of each series of Common Stock issued and outstanding will not exceed the total number of shares of each series of Common Stock that the Company is then authorized to issue under the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Shares has been duly authorized and, when and if issued and delivered against payment of net asset value therefor in accordance with the Resolutions and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the 1940 Act or other federal securities laws, or state securities laws, including the securities laws of the State of Maryland.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP

SCHEDULE I

1.	iShares Currency Hedged MSCI Emerging Markets ETF
2.	iShares Core MSCI Emerging Markets ETF
3.	iShares MSCI All Country World Minimum Volatility ETF
4.	iShares MSCI Brazil Capped ETF
5.	iShares MSCI BRIC ETF
6.	iShares MSCI Chile Capped ETF
7.	iShares MSCI Colombia Capped ETF
8.	iShares MSCI Emerging Markets Asia ETF
9.	iShares MSCI Emerging Markets ETF
10.	iShares MSCI Emerging Markets Horizon ETF
11.	iShares MSCI Emerging Markets Minimum Volatility ETF
12.	iShares MSCI Emerging Markets Small-Cap ETF
13.	iShares MSCI Frontier 100 ETF
14.	iShares MSCI Global Agriculture Producers ETF
15.	iShares MSCI Global Energy Producers ETF
16.	iShares MSCI Global Metals & Mining Producers ETF
17.	iShares MSCI Malaysia ETF
18.	iShares MSCI South Korea Capped ETF
19.	iShares MSCI Taiwan ETF
20.	iShares MSCI Emerging Workforce ETF
21.	iShares MSCI Australia ETF
22.	iShares MSCI Austria Capped ETF
23.	iShares MSCI Belgium Capped ETF
24.	iShares MSCI Canada ETF
25.	iShares MSCI Eurozone ETF
26.	iShares MSCI France ETF
27.	iShares MSCI Germany ETF
28.	iShares MSCI Global Gold Miners ETF
29.	iShares MSCI Global Silver Miners ETF
30.	iShares MSCI Hong Kong ETF
31.	iShares MSCI Israel Capped ETF
32.	iShares MSCI Italy Capped ETF
33.	iShares MSCI Japan ETF
34.	iShares MSCI Japan Small-Cap ETF
35.	iShares MSCI Mexico Capped ETF
36.	iShares MSCI Netherlands ETF
37.	iShares MSCI Pacific ex Japan ETF
38.	iShares MSCI Russia Capped ETF
39.	iShares MSCI Singapore ETF
40.	iShares MSCI South Africa ETF
41.	iShares MSCI Spain Capped ETF
42.	iShares MSCI Sweden ETF
43.	iShares MSCI Switzerland Capped ETF
44.	iShares MSCI Thailand Capped ETF
45.	iShares MSCI Turkey ETF
46.	iShares MSCI USA Equal Weighted ETF
47.	iShares MSCI World ETF